Consent of Independent Registered Public Accounting Firm

We consent to the incorporation in the registration statement (Nos. 333-122901 and 811-21719) on Form N-1A of Investment Managers Series Trust of our report dated April 29, 2015 with respect to the statement of financial condition, including the condensed schedule of investments of Braddock Structured Opportunities Fund, L.P. and Braddock Structured Opportunities Fund Series A, LP as of December 31, 2014 and the related statements of operations, changes in partners’ capital and cash flows for the year then ended.

/s/ KPMG LLP

Denver, Colorado
 December 23, 2015